Exhibit (a)(5)(BB)

On March 26, 2025, Brad Jacobs, Chairman and CEO of QXO, Inc. (“QXO”), issued the following LinkedIn post. The LinkedIn post referred to an article posted on Roofing Contractor on March 26, 2025, a copy of which is reproduced as Article 1 below.

Article 1:

Beacon Employees Imagine Their New Future Under QXO

Roofing Contractor

By Bryan Gottlieb

March 26, 2025

▪	As details get ironed out ahead of QXO’s closing on the Beacon acquisition, what is the mood among the rank-and-file?

Last Thursday morning, the announcement that Beacon Building Products would soon change ownership culminated a months-long struggle between the reality known by over 8,000 employees across more than 530 branches in North America and what the future holds as QXO takes the reins.

Brad Jacobs, founder and CEO of the AI-focused start-up QXO, held a virtual town hall with around 3,000 Beacon employees following the announcement, starting a weeks-long effort to build trust between Beacon's rank-and-file and the new leadership.

As the countdown toward the close clicks, anticipated by the end of April, more questions than answers remain. Still, combining observations made by Beacon employees on social media alongside comments Jacobs has made during past interviews offers some perspective.

What Are Beacon Employees Thinking?

A company with thousands of employees is not a monolith, so it’s hard to answer that question directly. Still, a scroll through the social media landscape offers what would arguably be deemed bullish anticipation, at least based on what Beacon employees have posted on their personal Facebook and LinkedIn pages.

A particularly resonant post by James Darling, a Beacon branch manager from Grand Rapids, Mich., offered some valuable insight.

Darling wrote in a LinkedIn post following the announcement that while he first saw the QXO-Beacon acquisition as a chance to bring financial strength and a broad industry perspective from leaders outside of distribution and roofing, his aperture widened after a conversation with one of his leadership trainees, or LT, in Beacon parlance.

“I originally thought the biggest opportunity with the QXO/Beacon acquisition would be the financial strength and 10,000-foot perspective of our industry, from well-seasoned people, who have experience in related or peripheral industries but not necessarily distribution or roofing distribution, in particular.”

His trainee, a recent college graduate with less than two years at the company, provided an assessment that Darling recognized as perhaps the most insightful perspective on the transition, given that the LT is part of a group all roughly the same age and going through their first acquisition.

“The QXO acquisition actually just hit a reset button for every Beacon employee,“ the LT said.

Darling wrote: “Yes, there is definitely new opportunity for growth for EVERY existing Beacon employee because of the vision and growth that Brad Jacobs is forecasting. More importantly, though, now, no matter how long current employees have been with Beacon, we’ve all only been with QXO for one day.

“[T]he QXO acquisition has given us ALL an opportunity to start fresh. Regardless of your position, your tenure with the company, your tenure in the industry, Monday will be day 3 for all of us!

“If Beacon already checked all your boxes for a great career job, or if your time at Beacon hasn’t been exactly what you’d hoped, your attitude Monday and each of the next days will tell a story.”

He concluded by reiterating something Jacobs asked of the participants on the team call last Thursday:

“As Mr. Jacob’s said on the teams call Thursday, ‘please don’t quit.’ Don’t let someone else’s opinion or trepidation interfere with what I truly believe will be the biggest step forward in every QXO employee’s career.”

Kylee Coffman, head of Digital Program Management and Quality Assurance and chair of Beacon's Tech Exchange Committee, echoed Darling’s optimism and, as a member of Beacon’s digital team, would likely be plugged into QXO’s AI-focused infusion seeking efficiency gains.

“Big news today! With the announcement of QXO’s acquisition of Beacon and having just been in an introductory call with QXO CEO Brad Jacobs, I’m looking forward to the incredible opportunities this brings for innovation, digital transformation, and operational excellence,” Coffman wrote.

“Since joining Beacon’s digital team nearly three years ago, I’ve been fortunate to be part of an incredible transformation,” she continued. “As the building materials industry continues to evolve, I’m excited to be part of a team leading the charge in digital innovation and distribution.”

Of course, being positive and Pollyannaish can be a fine line, which one recruiter sought to note. Nicole Hicks, a career coach, wrote of the merger that uncertainty and remaining positive are not mutually exclusive.

“I’ve experienced this twice over; hence, why I now help others in similar situations, looking for options. If you are ready to explore and educate yourself on alternatives, shoot me a note,” Hicks wrote.

“Even if you’re not ready to make a move but want knowledge that you can eventually tap into, that’s ok- I’m here for that too,” she added. “Sometimes, knowing that you have options is the piece [sic] of mind you need … Be proactive and bet on yourself.”

Charles Mollen, a former operations manager at Beacon, commented on QXO’s Facebook post about the announcement: “Hopefully QXO will evaluate its newest acquisition from the ground up and make the necessary changes and improvements.”

***

The Man in the Wheelhouse

Jacobs understands the art of leadership, as demonstrated by his ability to create and take companies public, notably XPO, formerly XPO Logistics.

In a 2023 interview with Kristin Peck, CEO of Zoetis, a pharmaceutical company, Jacobs remarked that skills are fungible — attitude is the key to building an A-list team.

“Apart from the skills and making sure everyone is trained for the job, you want people who are happy, who are upbeat, who are energetic, who get along with other people,” he said. “People who are honest. People who are team players.”

During a January 2024 "Goldman Sachs Talks" podcast, he urged, “Don’t take the ordinary path. Think of some extraordinary path, some outrageously, fantastic, wonderful goal that’s just like, ‘whoa, if I did that, well, I’d be amazing,’” a statement that encapsulates his approach to business.

A post on X, formerly Twitter, by @Sophoninvest, who identified themselves as a former Bain Capital Management strategy consultant and current hedge fund manager, wrote glowingly of Jacobs:

“If history repeats itself, $QXO will be a multi-bagger. Helmed by Brad Jacobs, who built United Rentals, United Waste, and XPO Logistics — all M&A intensive roll-up platforms — he is famous for being better at integrations than anyone on the Street.”

In his Goldman Sachs interview, Jacobs discussed how he managed business during times of uncertainty, which seems particularly insightful in light of today’s business environment:

“Your question, how did I navigate those? You just deal with it. I mean, you run a business. You run a business that's set up for all weather. It's not just a fair-weather business. But it's a business that's got a product or a service that customers actually want. Customers actually need. And you make sure that you're giving the quality of service that's better than the competition. And what defines that is different in different industries. And something that the customer really values so that you're going to be gaining market share.”

***

And, lest Beacon employees believe their sentiments were solely expressed for posterity, Jacobs took the time and replied to Darling's post, writing:

“I appreciate you writing this, James. I read it twice. Thank you. And definitely don’t quit. Give us the benefit of the doubt and a little bit of time,” Jacobs wrote.

“We will no doubt mess up something here and there, cuz that’s how life goes — but I’m certain we will accomplish great things together. We have a strong foundation — now let’s build more!” he added.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, the expected timing of the closing of the proposed acquisition, the anticipated benefits of the proposed acquisition and expected future financial position and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others: (i) the risk that QXO’s proposed acquisition of Beacon Roofing Supply, Inc. (“Beacon”) may not be completed on the anticipated terms in a timely manner or at all; (ii) the failure to satisfy any of the conditions to the consummation of the proposed acquisition, including uncertainties as to how many of stockholders of Beacon will tender their shares in the outstanding tender offer by QXO and Queen MergerCo, Inc. (the “Purchaser”) to acquire the outstanding shares of Beacon’s common stock; (iii) the effect of the pendency of the proposed acquisition on each of QXO’s and Beacon’s business relationships with employees, customers or suppliers, operating results and business generally; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement by and among QXO, the Purchaser and Beacon, including circumstances that require Beacon to pay a termination fee; (v) the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities; (vi) potential litigation and/or regulatory action relating to the proposed acquisition; (vii) the risk that the anticipated benefits of the proposed acquisition may not be fully realized or may take longer to realize than expected; (viii) the impact of legislative, regulatory, economic, competitive and technological changes; (ix) QXO’s ability to finance the proposed transaction, including the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed acquisition; (x) unknown liabilities and uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and (xi) the risks and uncertainties set forth in QXO’s and Beacon’s filings with the Securities and Exchange Commission (the “SEC”), including each company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO and Beacon do not undertake any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

The information herein for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and the Purchaser filed a Tender Offer Statement on Schedule TO with the SEC on January 27, 2025, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on February 6, 2025. The parties expect to file amendments to these tender offer materials to reflect the provisions of the merger agreement. Investors and security holders are urged to carefully read these materials as they contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, the Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, these materials will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.